Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-82563 on Form S-8 of White Mountains Insurance Group, Ltd. of our report dated June 17, 2015 appearing in the Annual Report on Form 11-K of the Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan for the year ended December 31, 2014.

Crowe Horwath LLP
New York, New York
June 17, 2015